                                                                     EXHIBIT 4.1
SUBJECT TO COMPLETION
DATED __________, ______

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED __________, 1997)

$___________.__

FIRST SECURITY-Registered Trademark-AUTO GRANTOR TRUST _______-__
$___________.__   __.___% ASSET BACKED CERTIFICATES, CLASS A
$___________.__   __.___% ASSET BACKED CERTIFICATES, CLASS B
FIRST SECURITY BANK,-Registered Trademark- N.A.
SELLER AND SERVICER

The_______% Asset Backed Certificates, Class A (the "Class A Certificates") and the_______% Asset Backed Certificates, Class B (the "Class B Certificates" together with the Class A Certificates, the "Certificates") offered hereby evidence undivided interests in the First Security Auto Grantor Trust ____-__ (the "Trust") created pursuant to a Pooling and Servicing Agreement (the "Agreement") among First Security Bank, N.A., as Seller (the "Seller" and the "Bank") and as Servicer (the "Servicer"), and ____________________, as Trustee (the "Trustee"). The property of the Trust will include a pool of fixed rate simple interest retail motor vehicle installment sale contracts and installment loans directly or indirectly originated by the Seller (collectively, the "Receivables"), certain monies received under the Receivables after _________,
____ (the "Cutoff Date"),    (COVER CONTINUED ON NEXT PAGE)

Principal and interest at the Class A Pass-Through Rate of _______% per annum will be distributed with respect to the Class A Certificates on the 15th day of each month (or the next following business day), beginning __________, ___ (each, a "Distribution Date"). Principal and interest at the Class B Pass-Through Rate of ______% per annum will be distributed with respect to the Class B Certificates on each Distribution Date. The final scheduled Distribution Date is __________, 2003. Distributions of interest and principal on the Class B Certificates will be subordinated in priority of payment to the payment of interest and principal on the Class A Certificates to the extent described herein.

The Certificates will be represented initially by global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). The interests of beneficial owners of the Certificates will be represented by book entries on the records of DTC and participating members thereof. Definitive Certificates will be available only under the limited circumstances described in the accompanying Prospectus.

PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" ON PAGE S-4 HEREIN AND ON PAGES ______ THROUGH _____ IN THE ACCOMPANYING PROSPECTUS.

THE CERTIFICATES REPRESENT BENEFICIAL INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF THE SELLER, FIRST SECURITY CORPORATION OR ANY AFFILIATE THEREOF. NEITHER THE CERTIFICATES NOR THE RECEIVABLES ARE INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              PRICE TO     UNDERWRITING    PROCEEDS TO THE
                              PUBLIC (1)    DISCOUNT (2)   SELLER (1)(2)(3)
Per Class A Certificate        __.___%        0.___%            __.___%
Per Class B Certificate        __.___%        0.___%            __.___%
Total                         $_______.__     $_______.__      $_______.__
(1) Plus accrued interest, if any, calculated from _______, _____.
(2) The underwriting discount only applies to $_______.__ aggregate principal amount of the Class A Certificates and $_______.__aggregate principal amount of the Class B Certificates that are offered by __________. See "Underwriting."
(3) Before deducting expenses payable by the Seller, estimated to be $_______. The Certificates are offered subject to receipt and acceptance by the Underwriters and the Capital Markets Division of First Security Bank, N.A., to prior sale and to the right of the Underwriters and First Security Bank, N.A. to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Certificates will be made in book-entry form through the facilities of DTC on or about_______, ____.

[UNDERWRITERS]


              The date of this Prospectus Supplement is _______, _____.

(COVER CONTINUED FROM PREVIOUS PAGE)

perfected security interests in the new and used automobiles and light trucks financed thereby, certain rights of the Trust under the Pooling and Servicing Agreement and the Yield Supplement Agreement, certain amounts from time to time on deposit in certain accounts maintained by the Trustee for the benefit of Certificateholders and the Seller's rights to payments under agreements with dealers of Financed Vehicles and insurance policies relating to the Receivables, as more fully described under "The Trust Property" in the accompanying Prospectus. The aggregate principal balance of the Receivables on the Cutoff Date was $_______.__.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SELLER OR THE TRUST SINCE SUCH DATE.

    UNTIL _______, ____ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                            TABLE OF CONTENTS                         Page
PROSPECTUS SUPPLEMENT
The Certificates.......................................................S-3
Risk Factors...........................................................S-4
Delinquency and Loss Experience of the Seller..........................S-4
The Receivables........................................................S-6
The Trustee............................................................S-8
ERISA Considerations...................................................S-8
Underwriting...........................................................S-8

PROSPECTUS
Available Information....................................................2
Reports to Certificateholders............................................2
Prospectus Summary.......................................................3
Risk Factors............................................................10
Formation of the Trusts.................................................14
Trust Property..........................................................14
The Motor Vehicle Loan Portfolio........................................15
Maturity and Prepayment Assumptions.....................................17
Yield Considerations....................................................18
Pool Factors and Other Information......................................18
Use of Proceeds.........................................................19
The Bank................................................................19
The Certificates........................................................20
Certain Legal Aspects of the Receivables................................40
Federal Income Tax Consequences.........................................44
ERISA Considerations....................................................50
Plan of Distribution....................................................53
Legal Matters...........................................................53
Index of Defined Terms..................................................54



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PLACE OF THE CERTIFICATES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THE CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT CONSTITUTE PART OF A SEPARATE SERIES OF CERTIFICATES BEING OFFERED BY THE SELLER PURSUANT TO ITS PROSPECTUS DATED _______, 1997, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THE OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. SALES OF THE CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

                                   THE CERTIFICATES

    The Certificates are a series of Certificates described in the accompanying Prospectus. The series of Certificates consists of two classes, entitled ___% Asset Backed Certificates, Class A (the "Class A Certificates") and ___% Asset Backed Certificates, Class B (the "Class B Certificates").
The Certificates will be issued by the First Security Auto Grantor Trust ____-__ (the "Trust") to be formed by the Seller pursuant to a Pooling and Servicing Agreement (the "Agreement ") between the Seller, the Servicer and ____________, as Trustee (the "Trustee") to be dated as of _______, ____ (the "Closing Date"). The initial Collection Period will be the period from but not including the Cutoff Date to and including ____________, ____. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Prospectus. In addition to the terms and conditions set forth below, reference is made to the Prospectus for the terms and conditions of the Certificates.



    GENERAL
    Original Pool Balance............................................              $_______.__
    Cutoff Date......................................................            _______, ____
    Collateral Agent.................................................        _________________
    Required Class A Rating..........................................
    Required Class B Rating..........................................
    CERTIFICATE TERMS
    Class A Percentage...............................................                   __.__%
    Class B Percentage...............................................                   __.__%
    Original Class A Certificate Balance.............................              $_______.__
    Original Class B Certificate Balance.............................              $_______.__
    Class A Pass-Through Rate........................................                   __.__%
    Class B Pass-Through Rate........................................                   __.__%
    Interest Accrual Date............................................            _______, ____
    Initial Distribution Date........................................            _______, ____
    Final Scheduled Distribution Date                                            _______, ____
    RESERVE ACCOUNT AND YIELD SUPPLEMENT ACCOUNT
    Reserve Account Initial Deposit..................................              $_______.__
    Basic Reserve Account Percentage.................................                     ___%
    Reserve Account Floor Amount.....................................              $_______.__
    Reserve Account Increase Percentage..............................                   __.__%
    Reserve Account Trigger Starting Date............................             ______, ____
    Default Trigger..................................................                   __.__%
    Delinquency Trigger..............................................                   __.__%


                                 S-3



    Yield Supplement Initial Deposit.................................              $_______.__



                                     RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE RISK FACTORS SET FORTH IN THE PROSPECTUS BEFORE INVESTING IN THE CERTIFICATES.

LACK OF GEOGRAPHIC DIVERSIFICATION

    Economic conditions in states where Obligors reside may affect the delinquency, loan loss and repossession experience of the Trust with respect to the Receivables. As of the Cutoff Date, the mailing addresses of Obligors with respect to __.__% and __.__% by principal balance of the Receivables were located in Utah and Idaho, respectively. Due to the concentration of Obligors in Utah and Idaho, adverse economic conditions in one or both of these states may have a disproportionate impact on the performance of the Receivables. Economic factors such as unemployment, interest rates, the rate of inflation and consumer perceptions may affect the rate of prepayment and defaults on the Receivables. See "The Receivables--Certain Characteristics."

                    DELINQUENCY AND LOSS EXPERIENCE OF THE SELLER

    The tables set forth below indicate the delinquency and credit loss/repossession experience for each of the last five calendar years of the Bank's entire portfolio of Motor Vehicle Loans. The tables include both Motor Vehicle Loans originated directly by the Bank and through Dealers in a relative proportion substantially similar to the Motor Vehicle Loans to be transferred to the Trust. Fluctuations in delinquencies, repossessions and charge-offs generally follow trends in the overall economic environment and may be affected by such factors as increased competition for obligors, rising consumer debt burden per household and increases in personal bankruptcies. Although delinquencies, repossessions and charge-offs have been rising, the Bank believes that these numbers continue to be commensurate with industry experience. The Bank believes that the increase in delinquencies in 1996 was due primarily to the merger in September 1996 of the Bank's Utah and Idaho collection departments and some associated turnover in personnel which resulted in a lack of continuity in the collections function. The Bank believes that most of the merger related issues have since been resolved. No assurance can be made, however, that the delinquency and loss experience for the Motor Vehicle Loans in the future will be similar to the historical experience set forth below.

                                DELINQUENCY EXPERIENCE


                                                 AS OF JUNE 30,                             AS OF DECEMBER 31,
                            ----------------------------------------------------       ------------------------
                                        1997                     1996                            1996
                            ----------------------------------------------------       ------------------------
     (DOLLARS IN             NUMBER                       NUMBER                         NUMBER
     THOUSANDS)             OF LOANS      AMOUNT          OF LOANS      AMOUNT           OF LOANS       AMOUNT
-----------------------    ----------    ----------      ----------   -----------      -----------  ------------
Portfolio at Period End    174,711      1,861,897        174,482      1,719,721         186,063    $1,888,980
Delinquency(1)
30-59 Days.............      2,640         26,551          2,155         19,517           3,183       $30,284
60-89 Days.............        685          6,847            453          4,427           1,148       $10,897
90 Days or More........        337          3,698            224          2,106             576        $5,767
Total Delinquencies....      3,662         37,096          2,832         26,050           4,907       $46,948
Total Delinquencies as
Percentage of the
Portfolio..............      2.10%          1.99%          1.62%          1.51%           2.64%         2.49%


                                                                          AS OF DECEMBER 31,
                            --------------------------------------------------------------------------------------------------
                                   1995                   1994                     1993                          1992
                            --------------------  ---------------------    --------------------       ------------------------
(DOLLARS IN                  NUMBER                 NUMBER                  NUMBER                     NUMBER
  THOUSANDS)                OF LOANS    AMOUNT     OF LOANS    AMOUNT      OF LOANS      AMOUNT        OF LOANS        AMOUNT
------------------------    -------- -----------  --------- -----------    --------- -----------      ----------   -----------
Portfolio at Period End    169,273   $1,637,857   197,996  $1,885,492      159,870  $1,409,188        130,180     $1,035,480
Delinquency(1)
30-59 Days.............      2,691      $23,440     2,345     $20,775        1,458     $11,722          1,227         $8,398
60-89 Days.............        517       $5,018       603      $5,838          337      $2,702            283         $2,171
90 Days or More........        246       $2,382       273      $2,595          153      $1,306            123           $976
Total Delinquencies....      3,454      $30,840     3,221     $29,208        1,948     $15,730          1,633        $11,545
Total Delinquencies as
    Percentage of the
    Portfolio..........      2.04%       $1.88%     1.63%      $1.55%        1.22%      $1.12%          1.25%         $1.11%


___________________________




(1) The period of delinquency is based on the number of days payments are contractually past due for all Motor Vehicle Loans other than Motor Vehicle Loans previously charged off.

                         CREDIT LOSS/REPOSSESSION EXPERIENCE



                                                                                 SIX MONTHS
                                                                                ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                                                           -------------------------     ---------------------
          (DOLLARS IN THOUSANDS)                                             1997          1996                 1996
                                                                           -------------  -----------         ----------
         Portfolio Balance at Period End............................      $1,861,897     $1,719,721          $1,888,980
         Average Portfolio Balance During Period....................      $1,819,179     $1,676,007          $1,753,324
         Average Number of Loans Outstanding During the
              Period................................................         174,750        171,757             176,850
         Number of Repossessions During the Period..................           2,447          2,178               4,198
         Number of Repossessions as a Percentage of Average
              Number of Loans Outstanding(1)........................           2.80%          2.54%               2.37%
         Gross Charge-offs(2).......................................         $20,510        $13,172             $28,629
         Recoveries on Loans Previously Charged Off(3)..............          $9,030         $5,939             $11,031
         Net Charge-offs(4).........................................         $11,480         $7,233             $17,598
         Net Charge-offs as a Percentage of Portfolio Balance
              at Period End(1)......................................           1.23%           .84%                .93%
         Net Charge-offs as a Percentage of Average Balance
              During Period(1)......................................           1.26%           .86%               1.00%

                                                                                             YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------------------------
          (DOLLARS IN THOUSANDS)                                               1995          1994            1993           1992
                                                                           ------------   ----------     -----------    ----------
         Portfolio Balance at Period End............................      $1,637,857     $1,885,492     $1,409,188     $1,035,480
         Average Portfolio Balance During Period....................      $1,745,369     $1,650,636     $1,221,927       $914,093
         Average Number of Loans Outstanding During the
              Period................................................         182,716        179,061        145,683        119,669
         Number of Repossessions During the Period..................           4,153          3,528          2,583          2,125
         Number of Repossessions as a Percentage of Average
              Number of Loans Outstanding(1)........................           2.27%          1.97%          1.77%          1.78%
         Gross Charge-offs(2).......................................         $24,593        $17,657        $11,676         $9,918
         Recoveries on Loans Previously Charged Off(3)..............         $10,866         $8,301         $6,538         $4,665
         Net Charge-offs(4).........................................         $13,727         $9,355         $5,138         $5,253
         Net Charge-offs as a Percentage of Portfolio Balance
              at Period End(1)......................................           0.84%          0.50%          0.36%          0.51%
         Net Charge-offs as a Percentage of Average Balance
              During Period(1)......................................           0.79%          0.57%          0.42%          0.57%




__________________________

(1) June 30 figures have been annualized.

(2) Gross Charge-offs are generally stated net of liquidation proceeds.

(3) Recoveries on Loans Previously Charged Off generally include amounts received with respect to loans previously charged off, other than liquidation proceeds, net of collection expenses. A portion of recoveries has resulted from certain collection and recovery efforts used by the Bank with respect to defaulted receivables acquired by the Bank from other institutions as a result of mergers. Such defaulted receivables are not being transferred to the Trust and such reported recoveries may not be indicative of future results.

(4) Net Charge-offs equal Gross Charge-offs minus Recoveries on Loans Previously Charged Off.

                                   THE RECEIVABLES

SELECTION CRITERIA

    Approximately __.__% of the Motor Vehicle Loans were originated by the Seller through Dealers in the ordinary course of the Seller's business and in accordance with Seller's underwriting standards; the remainder of the Motor Vehicle Loans were made directly by the Seller to the Obligors in accordance with the Seller's underwriting standards. The Seller will warrant in the Agreement that all the Receivables have the following individual characteristics, among others: (i) the obligation of the related Obligor under each Receivable is secured by a security interest in either a new or used automobile or light truck; (ii) each Receivable has a contractual interest rate ("Contract Rate") of at least __% and not more than __%; (iii) each Receivable had a remaining maturity, as of the Cutoff Date, of not less than 6 months and not more than [60] months; (iv) each Receivable had a remaining principal balance of not less than $100 and not more than $_____ as of the Cutoff Date;
(v) no Receivable was more than [30] days past due as of the Cutoff Date;
(vi) no Financed Vehicle had been repossessed as of the Cutoff Date; (vii) each Receivable is a Simple Interest Receivable; (viii) the Dealer of the Financed Vehicle, if any, has no participation in, or other right to receive, any proceeds of the Receivable and (ix) each Receivable was originated on or after __________, ______. No procedures adverse to Certificateholders were used by the Seller in selecting the Receivables to be transferred to the Trust on the Closing Date. All terms of the retail motor vehicle installment sale contracts and installment loans constituting the Receivables which are material to the Certificateholders are described in the Prospectus.

CERTAIN CHARACTERISTICS

    As of the Cutoff Date, approximately __.__% of the Original Pool Balance was attributable to loans for purchases of new Financed Vehicles and approximately __.__% of the Original Pool Balance was attributable to loans for purchases of used Financed Vehicles.

    The composition and distribution by Contract Rate of the Receivables as of the Cutoff Date are set forth in the following tables:


                            COMPOSITION OF THE RECEIVABLES



       WEIGHTED                                                                     WEIGHTED
       AVERAGE                              NUMBER OF   AVERAGE       WEIGHTED       AVERAGE
     CONTRACT RATE           AGGREGATE     RECEIVABLES PRINCIPAL      AVERAGE       ORIGINAL
     OF RECEIVABLES      PRINCIPAL BALANCE   IN POOL    BALANCE    REMAINING TERM     TERM
    ----------------     -----------------  ---------   -------    ---------------   --------
        __.____%            $_______.__      _______  $_______.__      _____ mos.      _____ mos.



                   DISTRIBUTION BY CONTRACT RATE OF THE RECEIVABLES



                                                  AGGREGATE      PERCENT OF
  CONTRACT                    NUMBER OF           PRINCIPAL     ORIGINAL POOL
 RATE RANGE                  RECEIVABLES           BALANCE        BALANCE(1)
--------------           -----------------     --------------  ---------------
                                             $                      __.__%
  6.00-6.99...........
  7.00-7.99...........
  8.00-8.99...........
  9.00-9.99...........
10.00-10.99...........
11.00-11.99...........
12.00-12.99...........
13.00-13.99...........
14.00-14.99...........        ---------           ---------        ----------
     Total                    ---------       $   ---------        ----------%
                              ---------           ---------        ----------
___________

(1) Percentages do not add to 100.00% because of rounding.

    The following table sets forth the percentage of the Original Pool Balance in the states with the largest concentration of Receivables based on the billing addresses of the Obligors. No other state accounts for more than 1.0% of the Original Pool Balance.

                                                            PERCENTAGE OF
          STATE                                         ORIGINAL POOL BALANCE
         -------                                        ---------------------
         Utah .............................................     __.__
         Idaho.............................................     __.__
         Washington .......................................     __.__
         Nevada ...........................................     __.__
         Oregon ...........................................     __.__
         Montana...........................................     __.__
         Wyoming...........................................     __.__

PAYMENTS ON THE RECEIVABLES

    The entire Original Pool Balance is attributable to Receivables that provide for the allocation of payments according to the "Simple Interest" method (each a "Simple Interest Receivable"). A Simple Interest Receivable provides for the amortization of the amount financed under the Receivable over a series of fixed level monthly payments (except that the last such payment may be different). However, each monthly payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the Receivable multiplied by the stated Contract Rate and further multiplied by the period elapsed (as a fraction of a calendar year) since the preceding payment of interest was made. As payments are received under a Simple Interest Receivable the amount received is applied first to interest accrued and unpaid to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if an obligor pays a fixed monthly installment before its schedule date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater, thereby having the effect of a prepayment. Conversely, if an obligor pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In either case, the obligor pays a fixed monthly installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance.

    The Receivables are prepayable at any time. Prepayments may also result from liquidations due to default, the receipt of monthly installments earlier than the scheduled due dates for such installments, the receipt of proceeds from credit life, disability, theft or physical damage insurance, repurchases by the Seller as a result of certain uncured breaches of the warranties made by it in the Agreement with respect to the Receivables, purchases by the Servicer as a result of certain uncured breaches of the covenants made by it in the Agreement with respect to the Receivables, or the Servicer exercising its option to purchase all of the remaining Receivables. Prepayments on the Receivables may be influenced by a variety of economic, social, and other factors, including decreases in interest rates and the fact that an Obligor may not sell or transfer the Financed Vehicle securing a Receivable without the consent of the Seller.


                                     THE TRUSTEE

    ____________ will act as the Trustee of this series of Certificates. The Trustee's Corporate Trust Office is located at____________________________________________.

                                 ERISA CONSIDERATIONS

    The Exemption described in the Prospectus under the caption "ERISA Considerations" refers to the exemption granted to __________ (Prohibited Transaction Exemption _____; Exemption Application No. _____, _____ Fed. Reg. _____ (19__)).


                                     UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement relating to the Certificates (the "Underwriting Agreement"), the Seller has agreed to sell to _______________ and _______________ (the "Underwriters"), and the Underwriters have agreed to purchase, the principal amount of the Class A Certificates and the Class B Certificates set forth opposite their names:



                                              PRINCIPAL AMOUNT                 PRINCIPAL AMOUNT
UNDERWRITERS                               OF CLASS A CERTIFICATES         OF CLASS B CERTIFICATES
------------                               -----------------------         ------------------------
----------------------................        $                                $

----------------------................         ---------                         ---------
Total.................................        $                                $
                                               ---------                         ---------
                                               ---------                         ---------




         In addition, the Capital Markets Division of First Security Bank,
N.A., as selling agent, will directly offer $__________ aggregate principal amount of the Class A Certificates and $__________ aggregate principal amount of the Class B Certificates. The Capital Markets Division of First Security Bank, N.A. may sell a portion of the Class A Certificates and the Class B Certificates to the Underwriters at a discount not in excess of 0.___% of the Class A Certificate denominations or 0.___% of the Class B Certificate denominations.

    The Seller has been advised by the Underwriters that the Underwriters propose initially to offer the Certificates to the public at the prices set forth herein and to certain dealers at such prices less a concession not in excess of 0.___% of the Class A Certificate denominations or 0.___% of the Class B Certificate denominations, and that the Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.___% of the Class A Certificate denominations or 0.___% of the Class B Certificate denominations to certain other dealers. After the initial public offering, the public offering price, concessions, and discounts to dealers may be changed by the Underwriters.

    In addition, the Seller has an arrangement with the Capital Markets Division of First Security Bank, N.A. under which it will act as a selling agent for the Class A Certificates and Class B Certificates described above at the same prices, concessions and discounts to dealers applicable to the Underwriters.

    The Seller has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof. The Seller has also agreed to reimburse the Underwriters for certain of their expenses.

    In the ordinary course of its business, the Underwriters and their affiliates have engaged and may engage in investment banking and/or commercial banking transactions with the Seller and its affiliates.